EXHIBIT 99.1

Press Release

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2010
THIRD QUARTER RESULTS
HOUSTON — AUGUST 4, 2010 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2010 third quarter ending June 30, 2010.
     Revenues for the third quarter of fiscal 2010 were $138.9 million compared to revenues of $165.9 million for the third quarter of fiscal 2009. Net income for the third quarter was $10.3 million, or $0.88 per diluted share, compared to net income of $13.1 million, or $1.14 per diluted share, in the third quarter of fiscal 2009.
     Patrick L. McDonald, President and Chief Executive Officer, stated, “Our third quarter performance continued to benefit from our investments in project management and ongoing improvements in internal processes. We are pleased with the efforts of all of our employees to improve our business results. The integration of our recent acquisition in Canada is progressing well and remains on track.
     “After an extended period of soft market conditions, most of our key markets appear to be stabilizing. We expect to see modest improvement in business activity over the coming year, primarily from capital projects outside of the United States. We continue to focus our efforts on obtaining new customers while strengthening our relationships with current customers, as well as expanding our products and services to support clients on projects not only in North America but around the world.”
     The Company’s backlog as of June 30, 2010 was $310 million compared to $313 million as of March 31, 2010 and compared to $426 million at the end of last year’s third quarter. New orders placed during the third quarter of fiscal 2010 totaled $136 million compared to $113 million in the second quarter of fiscal 2010 and compared to $103 million in the third quarter of fiscal 2009.
OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.
     Based on its backlog and current business conditions, Powell Industries expects full year fiscal 2010 revenues to range between $560 million and $575 million and full year fiscal 2010 earnings to range between $2.95 and $3.20 per diluted share.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, August 4, 2010 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9772 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 11, 2010. To access the replay, dial 303-590-3030 using a passcode of 4331080#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
(In thousands, except per share data)
	(Unaudited)		(Unaudited)

Revenues	$138,880	$165,942	$416,931	$500,530

Cost of goods sold	100,636	124,835	304,337	391,077

Gross profit	38,244	41,107	112,594	109,453

Selling, general and administrative expenses	22,216	20,378	66,014	62,262

Operating income	16,028	20,729	46,580	47,191

Interest expense	228	196	638	930

Interest income	(49)	(33)	(206)	(93)

Income before income taxes	15,849	20,566	46,148	46,354

Income tax provision	5,530	7,219	16,199	16,271

Net income	$10,319	$13,347	$29,949	$30,083

Net loss attributable to noncontrolling interest	33	209	159	240

Net income attributable to Powell Industries, Inc.	$10,286	$13,138	$29,790	$29,843

Earnings per share attributable to Powell Industries, Inc.

Basic	$0.89	$1.15	$2.59	$2.61

Diluted	$0.88	$1.14	$2.56	$2.59

Weighted average shares:

Basic	11,556	11,420	11,518	11,416

Diluted	11,679	11,521	11,648	11,501

SELECTED FINANCIAL DATA:

Capital Expenditures	$2,001	$3,431	$3,461	$6,412

Depreciation and amortization	$3,628	$2,702	$9,997	$8,204

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2010	2009
(In thousands)	(Unaudited)

Assets:

Current assets	$307,882	$315,003

Property, plant and equipment (net)	65,046	61,036

Other assets	46,066	28,801

Total assets	$418,994	$404,840

Liabilities & stockholders’ equity:

Current liabilities	$118,034	$149,142

Long-term debt and capital lease obligations,	17,595	4,800
net of current maturities

Deferred and other long-term liabilities	3,945	3,681

Stockholders’ equity and noncontrolling interest	279,420	247,217

Total liabilities and stockholders’ equity	$418,994	$404,840

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     BUSINESS SEGMENTS

	Three Months Ended		Nine Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
(In thousands)	(Unaudited)		(Unaudited)

Revenues:
Electrical Power Products	$131,191	$156,077	$396,834	$478,278
Process Control Systems	7,689	9,865	20,097	22,252

Total revenues	$138,880	$165,942	$416,931	$500,530

Income before income taxes:

Electrical Power Products	$15,825	$17,731	$45,888	$42,993
Process Control Systems	24	2,835	260	3,361

Total income before income taxes	$15,849	$20,566	$46,148	$46,354

	June 30,	September 30,
	2010	2009
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$238,883	$258,012
Process Control Systems	10,993	6,863
Corporate	130,761	117,398

Total identifiable tangible assets	$380,637	$382,273

Backlog:

Electrical Power Products	$267,800	$329,558
Process Control Systems	42,073	36,198

Total backlog	$309,873	$365,756

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